Exhibit 23.3 Consent of Geraldo Peralta, Professional Engineer

GERALDO PERALTA

101 Boni Serrano Avenue
Quezon City, Philippines

To: United States Securities and Exchange Commission

I, Geraldo Peralta, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Summary of Exploration on the Bontoc Property” dated August 16, 2007 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2 registration statement, or an Annual Information Form of Plata Resources Inc.

I hereby consent to the inclusion of my name as an expert in Plata Resources Inc. Form SB-2 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2 registration statement, other offering documents, or an Annual Information Form of Plata Resources Inc.

Dated: August 23, 2007

GERALDO PERALTA                    [Seal of Stamp of Qualified Person]

Geraldo Peralta